METROCALL HOLDINGS, INC.	ARCH WIRELESS, INC.
6677 Richmond Highway	1800 West Park Drive, Suite 250
Alexandria, Virginia 22306	Westborough, MA 01581

SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS

FOR THE SPECIAL MEETINGS OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 8, 2004

      This is a supplement to the joint proxy statement/prospectus dated October 6, 2004, relating to the special meeting of stockholders of Metrocall Holdings, Inc. to be held on November 8, 2004 at 10:00 a.m., local time, at the Sheraton Suites, 801 North Saint Asaph Street, Alexandria, Virginia, and the special meeting of stockholders of Arch Wireless, Inc. to be held on November 8, 2004 at 10:00 a.m., local time, at Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, to approve the merger of Metrocall and Arch. This supplement is being provided to advise you of certain additional information concerning Arch, Metrocall and USA Mobility, Inc., a new holding company of which Metrocall and Arch will become subsidiaries after completion of the merger. Please note that there are no changes in the terms of the merger transaction. Terms used in the original joint proxy statement/prospectus are used with the same meaning in this supplement.

      This supplement to the joint proxy statement/prospectus, which should be read in conjunction with the joint proxy statement/prospectus, is first being mailed to stockholders of Metrocall and Arch on or about October 22, 2004. Only holders of record of shares of Metrocall common stock or Arch common stock on October 7, 2004, are entitled to receive notice of and to vote at the applicable special meeting of stockholders.

      In order to finance a portion of the $150 million in cash consideration payable to Metrocall stockholders in connection with the merger and to pay fees and expenses, Metrocall and Arch are arranging for financing of up to $140 million. In connection with this potential financing, we provided to financing institutions, on a confidential basis, certain financial information concerning the projected financial performance of USA Mobility and its subsidiaries following consummation of the merger, which we are now providing to you in conjunction with your determination as to whether or not to vote in favor of the merger. We are also providing you this information as part of a proposed agreement to settle two purported shareholder class action complaints filed against Metrocall, the members of its board of directors, Arch and USA Mobility.

      If you have already voted and do not wish to change your vote, no further action is required on your part. If you wish to change your vote, you can do this in any of the following ways. If you are a holder of record on October 7, 2004, you can revoke your proxy by submitting a notice of revocation or a new proxy to the secretary of Metrocall or Arch, as appropriate, before your special meeting, or you can attend the special meeting and vote in person. Mere attendance at the special meeting does not revoke your proxy unless you cast your vote at that meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. If you have not yet voted, please execute the proxy card enclosed with the original joint proxy statement/prospectus and submit it to the secretary of Metrocall or Arch, as appropriate, to ensure that your shares will be voted at your special meeting. You may also submit your proxy by telephone or over the internet by following the instructions on the proxy card enclosed with the original joint proxy statement/prospectus. You can change your vote at any time before your proxy is voted at your special meeting. Please call our information agent, MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 (call collect) if you need an additional copy of the joint proxy statement/prospectus, proxy card or any additional information.

Projected Financial Information for USA Mobility

      Neither Metrocall nor Arch, as a matter of course, publicly discloses forecasts or projections as to their future results of operations or financial condition. Nor do we expect that USA Mobility will publish its forecasts or projections in the future. However, as described on pages 45-46 in the joint proxy statement/prospectus in “The Merger — Potential Merger Synergies,” prior to the execution of the merger agreement, management of Metrocall prepared an initial analysis of the cost savings or “synergies” anticipated to be achieved by the combined company following consummation of the proposed merger. Those projections were revised following execution of the merger agreement, as described on pages 46-47 in the joint proxy statement/prospectus. Set forth below are projected consolidated balance sheets and income statements of USA Mobility as of and for the three month period ending December 31, 2004 and the years ending December 31, 2005, 2006 and 2007 that were prepared by Metrocall management, employing, in part, the revised synergy analysis referred to above, and that were derived from the projections provided to certain financing institutions, on a confidential basis, in connection with our efforts to obtain third party financing to pay a portion of the $150 million in cash consideration to Metrocall stockholders in connection with the merger and to pay related fees and expenses. They are intended to supplement the information provided on pages 45-47 in the joint proxy statement/prospectus in “The Merger — Potential Merger Synergies.” On October 11, 2004, we entered into a commitment letter with UBS Loan Finance LLC and UBS Securities LLC that provides for a senior secured term loan facility of up to $140 million for Metrocall, Inc. and Arch Wireless Operating Company, Inc., our operating subsidiaries. For a summary of the commitment letter, please see the current reports on Form 8-K filed by each of us on October 12, 2004.

      The balance sheets and income statements set forth below are collectively referred to as the “projected financial information.”

USA MOBILITY, INC.

PROJECTED CONSOLIDATED INCOME STATEMENTS

	Three Months	Twelve Months Ended
	Ended	December 31,
	December 31,
	2004E	2005E	2006E	2007E

	(In millions)
Total revenues	$180.7	$643.9	$549.6	$486.6
Operating expenses:
Cost of products sold	2.0	9.4	8.6	8.7
Service, rent and maintenance	61.8	218.0	189.9	173.3
Selling and marketing	17.0	60.2	50.6	44.8
General and administrative	47.0	177.8	158.5	143.0
Estimated operating expense synergies	(12.3)	(61.7)	(56.3)	(49.9)
Estimated cost of synergies	2.4	6.1	0.5	—

Total operating expenses before depreciation and amortization	117.9	409.8	351.8	319.9
Depreciation	31.5	108.8	100.5	48.6
Amortization	18.4	73.8	73.8	55.5
Stock based compensation and other expenses	1.8	2.2	1.2	1.0

Operating income	11.1	49.3	22.3	61.6
Interest expense	1.3	2.2	—	—
Interest and other income (expense)	1.2	2.0	(1.6)	7.6

Income before income tax expense	11.0	49.1	20.7	69.3
Income tax expense: Current	—	0.1	0.2	0.1
Deferred	4.5	20.0	8.3	28.3

Net income	$6.5	$29.0	$12.2	$40.9

USA MOBILITY, INC.

PROJECTED CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2004E	2005E	2006E	2007E

	(In millions)
Cash and cash equivalents	$64.2	$155.1	$306.1	$452.1
Accounts receivable	38.3	32.6	30.6	27.3
Prepaid and other current assets	21.6	19.8	17.6	16.3

Total current assets	124.1	207.5	354.3	495.7

Property, plant and equipment, net	224.5	141.3	63.3	34.1

Other assets, including deferred tax assets	401.6	327.8	253.9	198.5

Total assets	$750.2	$676.6	$671.5	$728.3

Accounts payable	$12.1	$11.8	$9.5	$8.5
Accrued expenses	56.2	45.2	36.2	31.7
Accrued liabilities	35.1	30.0	25.1	22.1

Total current liabilities	103.4	87.0	70.8	62.3

New term loan	109.6	—	—	—
Deferred tax liabilities	23.0	43.0	51.3	79.6
Other long-term liabilities	10.6	14.0	4.6	0.7

Total liabilities	246.6	144.0	126.7	142.6

Total equity	503.6	532.6	544.8	585.7

Total liabilities & equity	$750.2	$676.6	$671.5	$728.3

      The projected financial information above was prepared based on a number of assumptions, including that the merger would be consummated on October 1, 2004, which did not occur. Since the merger was not consummated on October 1, 2004, a portion of or all of the net operating expense synergies of $9.9 million contemplated during the quarter ended December 31, 2004 may not be realized during that quarter, which would reduce projected net income for the period and increase the amount of debt as of December 31, 2004. The earliest the merger could be consummated would be after the November 8, 2004 Metrocall and Arch special stockholders’ meetings and following completion of review by the Department of Justice and the Federal Communications Commission of the merger, which is still ongoing, as described in more detail in the joint proxy statement/prospectus on pages 27-28 in “Risk Factors” and 81-82 in “The Merger — Regulatory Matters.” The merger is also subject to satisfaction or waiver of other conditions as described in further detail on pages 85-86 in the joint proxy statement/prospectus.

      The projected financial information was also prepared based on a number of other key assumptions relating to the combined operations of Metrocall and Arch in the following principal areas:

      Revenues. Revenues of the combined company were projected based on Metrocall management’s analysis of trends in subscriber activations and deactivations and subscriber unit revenues, derived substantially from historical experience.

      Operating Expenses. Operating expenses of the combined company are comprised of the following three main categories as described in more detail on pages 45-46 of the joint proxy statement/prospectus:

Service, Rent and Maintenance, or SR&M: In projecting cost reductions from SR&M, Metrocall management assumed that one of Metrocall or Arch’s two-way networks would be eliminated, redundant transmission sites would be eliminated, satellite sources would be combined into one common transmission platform, approximately one-third of the combined company’s switch locations and over 2,000 network sites would be eliminated, and inventory fulfillment centers would be consolidated.

Selling and Marketing, or S&M. In projecting cost reductions from S&M, Metrocall management assumed that redundancies in headcount and overlap of office facilities would be eliminated.

General and Administrative, or G&A. Assumptions relating to projected cost reductions associated with G&A consist primarily from anticipated headcount and facility reductions as described above, and the consolidation of billing and other systems. In addition to the G&A projected reductions relating to headcount and facility reduction, Metrocall management also assumed that approximately 38 sales offices would be eliminated, the combined company’s billing system would be consolidated into one system by the third fiscal quarter of 2005, eliminating redundant finance, billing, administrative and executive management functions and renegotiating insurance, benefits and maintenance agreements to leverage the greater combined size of USA Mobility. Other assumptions relating to G&A consisting of expenses such as bad debts, administrative telephone costs, taxes (non-income), business and property insurance and outside services, were projected based on percentages of total revenues derived from Metrocall management’s expectations and historical experience.

Property Plant and Equipment. Expenditures with respect to property plant and equipment are comprised of requirements for messaging device inventory and system infrastructure requirements. Assumptions relating to expenditures with respect to property plant and equipment were based on anticipated gross additions of units in service over the projected period less anticipated inventory levels and anticipated expenditures related to system infrastructure requirements.

Income Taxes. Current income taxes expense was projected to be near zero throughout the period based on the anticipated availability of Arch’s favorable tax attributes to offset anticipated taxable income during the relevant period. Deferred income tax expenses that arise during the projected period have been reflected as a liability on the accompanying balance sheet with the assumption that such liability will be offset by utilization of deferred income tax assets.

Long-Term Debt. The projected financial information was prepared assuming that a total of $140 million in third party financing at a LIBOR plus margin interest rate ranging from approximately

4.2% to 6.0% per annum over the projected term of the loan would be obtained in connection with the merger to pay a portion of the $150 million in cash consideration to Metrocall stockholders and to pay fees and expenses and assuming a repayment, in part, of principal on the long-term debt on or before December 31, 2004, all in accordance with the terms and conditions of a commitment letter Metrocall and Arch have obtained with respect to this financing. The financing contemplated by the commitment letter is subject to several conditions and is described in more detail in the current reports on Form 8-K filed by Metrocall and Arch, respectively, on October 12, 2004.

Contingent Liabilities. The projected financial information contains no amount for any potential contingent or disputed claims or obligations that may become payable during the projected period, including relating to the purported class action lawsuits, demands for appraisal rights by Metrocall stockholders or any possible claim by Arch executives regarding Arch’s long-term incentive plan.

      If any of these assumed factors is not realized, the actual results from combined operations of Metrocall and Arch may differ materially from the projected financial information. In addition, the projected financial information, although presented with numerical specificity, is subject to significant economic and competitive uncertainties and contingencies, including those described in “Risk Factors” starting on page 25 of the joint proxy statement/prospectus, most of which are beyond the control or influence of Metrocall and Arch and will be beyond USA Mobility’s control or influence. These risks include:

•	The continued decline in the number of one and two-way messaging units in service will result in decreased revenues that may not result in corresponding reductions in operating expenses.

•	USA Mobility’s wireless service competitors have competitive service offerings and advantages in financial resources and brand recognition, which have reduced its prospective market share and revenues and increased its expenses. If such competitors were to target USA Mobility’s subscribers by significantly reducing the pricing of their competitive offerings, such reduction in USA Mobility’s prospective market share and revenues and increase in expenses could be exacerbated.

•	USA Mobility may fail to successfully integrate the operations of Metrocall and Arch. As a result, USA Mobility may not achieve the anticipated benefits of the proposed merger.

•	Because the estimates of cost savings on and after completion of the merger are inherently uncertain, these cost savings may not be realized, which could materially adversely affect the cash flows, operations and value of USA Mobility.

      Accordingly, actual results may be materially higher or lower than those projected, and the inclusion herein of information relating to the projected financial information should not be regarded as a representation by Metrocall, Arch, USA Mobility or their respective representatives that the projected financial information or the estimates and assumptions upon which it is based will prove to be correct. None of USA Mobility, Metrocall or Arch management intends to publicly announce any update to the projected financial information to reflect any changes of circumstance or other changes occurring after the date of this supplement. In addition, we do not intend to publicly announce at any time in the future any confirmation or comparison of the actual performance of USA Mobility with the projections set forth in the projected financial information. No inference can or should be drawn from the projected financial information as to the likelihood that the assumptions underlying the projected financial information will be realized or that actual performance will equal or exceed the projected financial information. The auditors of USA Mobility, Metrocall and Arch assume no responsibility for the projected financial information and related assumptions, nor have they examined, reviewed, compiled or performed any agreed upon procedures with respect to the projected financial information and assumptions or issued an opinion or other form of assurance thereon. These and other risks that could cause actual results to differ materially from the projected financial information are described in detail on pages 25-34 of the joint proxy statement/prospectus. You should carefully consider these Risk Factors in deciding whether to vote for adoption of the merger agreement.

      Although Metrocall management prepared the foregoing projected financial information in good faith and with a reasonable basis at the time of its preparation, the preparation and disclosure of the projected financial information do not adhere to the SEC’s policy on projections (set forth in Item 10(b) of Regulation S-K)

since, among other things: (i) an outside review of the projected financial information has not been obtained as suggested in the guidelines; (ii) several sets of projections based on varying assumptions have not been prepared to the extent contemplated by the guidelines; and (iii) USA Mobility, Metrocall and Arch have not analyzed and, accordingly, have not disclosed, the accuracy or inaccuracy of the projected financial information as suggested in the guidelines. In addition, the projected financial information was not prepared with a view toward compliance with any published guidelines of the American Institute of Certified Public Accountants regarding projections and forecasts.

Financial Information for the Quarter Ending September 30, 2004

      Metrocall and Arch intend, and will use their commercially reasonable best efforts, to each issue on or before noon on November 5, 2004 separate press releases that will be filed as an exhibit to their respective current reports on Form 8-K, announcing their respective operating results for the fiscal quarter ended September 30, 2004; or file on or before noon on November 5, 2004 their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004, reporting their respective operating results for that quarter.

The Proposed Settlement

      As described in the joint proxy statement/prospectus previously delivered to you, a purported shareholder class action complaint was filed in the Court of the Chancery of the State of Delaware, New Castle County, on June 29, 2004, naming Metrocall and the members of its board of directors, together with Arch Wireless, Inc. and Wizards-Patriots Holdings, Inc. (now know as USA Mobility, Inc.), as defendants and seeking compensatory relief and also seeking to enjoin Metrocall’s proposed merger with Arch. On July 28, 2004, a purported shareholder class action complaint similar to the suit filed by a Metrocall stockholder on June 29, 2004, was filed by another Metrocall stockholder, also in the Court of Chancery of the State of Delaware, New Castle County, naming Metrocall and members of its board of directors, together with Arch and USA Mobility, as defendants, and seeking compensatory relief in addition to seeking to enjoin Metrocall’s proposed merger with Arch. These complaints alleged that the Metrocall directors violated their fiduciary duties to Metrocall shareholders in connection with the proposed merger. In addition, the complaint asserted that Arch and USA Mobility aided and abetted the Metrocall directors’ alleged breach of their fiduciary duties.

      On October 21, 2004, the parties to the two lawsuits entered into a memorandum of understanding setting forth the parties’ agreement in principle to settle the lawsuits. Under the terms of the proposed settlement, Metrocall and Arch have agreed to make the disclosures set forth in this supplement and to use their commercially reasonable best efforts to issue on or before noon on November 5, 2004 separate press releases, which would be filed as an exhibit to their respective current reports on Form 8-K, announcing their respective operating results for the fiscal quarter ended September 30, 2004, or to file on or before that time their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004, reporting their respective operating results for that quarter. If either Metrocall or Arch does not make the disclosure to report its operating results for the third fiscal quarter by noon on November 5, 2004, and plaintiffs do not waive this requirement, the settlement will be terminated unless the defendants elect instead to postpone the special meetings of their stockholders, currently scheduled for November 8, 2004, by at least one business day for each business day that these disclosures are made after November 5, 2004. If the parties to the lawsuits obtain final approval of the settlement from the Court and dismissal of the actions by the Court, with prejudice, in accordance with the contemplated stipulation of settlement, plaintiffs’ counsel of record in the actions will apply to the Court for an award of attorneys’ fees and expenses not to exceed $275,000, and defendants will not oppose such application. The memorandum of understanding also provides for the plaintiffs to conduct confirmatory discovery. The cost of providing notice of the settlement to stockholders and any attorneys’ fees and expenses awarded by the Court will be paid solely by the corporate defendants.

      The parties to the lawsuits have agreed to use good faith efforts to agree upon and execute as soon as practicable a stipulation of settlement of all the claims asserted in the two purported class action complaints. The settlement is subject to the approval of the Court of Chancery of the State of Delaware and would result in the dismissal of the lawsuits with prejudice. If the merger is not completed or if the Court does not approve the settlement, the settlement will be null and void.

      Although Metrocall, Arch, USA Mobility and Metrocall’s board of directors believe the claims asserted in the two purported class action complaints are without merit, they have entered into the proposed settlement to minimize the expense, inconvenience and distraction of litigation and to avoid any potential delay in obtaining the approval of Metrocall and Arch stockholders and completing the proposed merger. The proposed settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant.

Cautions Regarding Forward-Looking Statements

      This supplement includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated settlement of the two purported class action lawsuits filed against USA Mobility, Metrocall, Arch and the members of the board of directors of Metrocall, the approval of such settlement, the consummation and timing of the merger between Metrocall and Arch and expected future revenues, operating expenses, synergies, cash and long-term debt balances, liquidity, financial condition, products and growth opportunities of USA Mobility. Words such as “projections,” “assumptions” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance identify forward-looking statements. All forward-looking statements reflect present expectations of future events and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

      More detailed information about these material risks and uncertainties is contained in the joint proxy statement/prospectus previously mailed to you, including under the caption “Risk Factors,” and Metrocall’s and Arch’s filings with the Securities and Exchange Commission, including their respective annual reports on Form 10-K for the year ended December 31, 2003, each as amended by an Amendment No. 1 to Form 10-K filed on April 29, 2004, Metrocall’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, as amended by an Amendment No. 1 to Form 10-Q filed on June 11, 2004 and Amendment No. 2 to Form 10-Q filed on July 16, 2004, Metrocall’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 as amended by an Amendment No. 1 to Form 10-Q filed on August 20, 2004, and Arch’s quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

      Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this supplement. None of Metrocall, Arch or USA Mobility is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

      All subsequent forward-looking statements attributable to Metrocall, Arch or USA Mobility or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Additional Information

      Investors are urged to carefully read this supplement in conjunction with the joint proxy statement/prospectus and any other relevant documents filed with the SEC before making any voting or investment decision. Investors will be able to obtain these documents free of charge at the SEC’s website (www.sec.gov). Please call our information agent, MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 (call collect) if you need an additional copy of the joint proxy statement/prospectus, proxy card or any additional information or have any questions. In addition, documents filed with the SEC by Metrocall or Arch with respect to the proposed transaction may be obtained free of charge by contacting Metrocall Holdings, Inc., 6677 Richmond Highway, Alexandria, Virginia 22306, Attention: Brett Mankey (tel.: (703) 660-6677, ext. 6231) or Arch Wireless, Inc., Attention: Bob Lougee, Lougee Consulting Group, 7 Bridgeton Way, Hopkinton, MA 01748, (tel.: (508) 435-6117).